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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.

                                 FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                     SEC FILE NUMBER: 0-21932
                                                    CUSIP NUMBER: 129905 10 5

                             (Check One):
/X/ Form 10-K   / / Form 11-K   / / Form 20-F   / / Form 10-Q   / / Form N-SAR

For Period Ended:  June 30, 1997

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I--REGISTRATION INFORMATION

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Full Name of Registrant

               CALIFORNIA CULINARY ACADEMY, INC.

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                      625 Polk Street
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City, State and Zip Code
                San Francisco, California 94102
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PART II--RULES 12b-25(b) AND (c)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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     (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.
                            Not Applicable
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PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11K, 20-F, 1000-Q or N-SAR or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The time required by the Registrant's independent accounting firm to complete their audit of the Registrant's financial statements, together with the time required thereafter for officers and directors to fully and properly review and approve the Form 10-KSB (the "Report") will prevent the Registrant from filing the Report by September 29, 1997 without unreasonable effort and expense.

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PART IV--OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

          Robert A. Stoffregen          (415)            771-3536
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                 (Name)              (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registration was required to file such report(s) been filed? If the answer is no, identify report(s).

                            /X/ Yes         / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            / / Yes         /X/ No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      CALIFORNIA CULINARY ACADEMY, INC.
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 1997.                       By: /s/ Robert A. Stoffregen
                                                    --------------------------
                                                    Chief Financial Officer

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